Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No 333-111748) of Aetrium Incorporated of our report dated March 26, 2014 relating to the consolidated financial statements that appears in this Annual Report on Form 10-K for the year ended December 31, 2013.

/s/ Boulay, PLLP

Minneapolis, Minnesota

March 26, 2014